QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.5

CONSENT OF EXPERTS

        We hereby consent to the reliance in this Registration Statement on Form F-10 of Wheaton River Minerals Ltd. ("Wheaton River") on our report dated January 2003 (the "Micon Report") which Wheaton River used, or directly quoted from, in preparing summaries, including ore reserve and mineral estimates, in the Registration Statement of the Alumbrera Mine and the Peak Mine. We also consent to the reference to the Micon Report under the heading "Experts" in such Registration Statement.

Micon International Limited

By:    /s/ Harry Burgess
          Harry Burgess
Title:  Vice President

Date:  February 28, 2003

QuickLinks

CONSENT OF EXPERTS